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EXHIBIT 23.1

                          INDEPENDENT AUDITORS' CONSENT

We consent to the use in the Registration Statement of Vianet Technologies, Inc. on Form SB-2 of our report dated March 2, 2001 except Note 19 as to which the date is April 12, 2001, with respect to the consolidated balance sheet of Vianet Technologies, Inc. and subsidiaries as of December 31, 2000 and the related consolidated statements of operations, deficiency of shareholders' equity and cash flows for the year then ended, appearing in the Prospectus, which is part of the Registration Statement.

                                                    /s/ McGladrey & Pullen, LLP

New York, New York
May 9, 2001